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                      COMMON SECURITIES GUARANTEE AGREEMENT

                           DATED AS OF AUGUST 1, 1995


     This GUARANTEE AGREEMENT ("Guarantee Agreement"), dated as of August 1, 1995, is executed and delivered by Northwestern Public Service Corporation, a Delaware corporation (the "Guarantor"), for the benefit of the Holders (as defined herein) from time to time of the Common Securities (as defined in the Declaration) of NWPS Capital Financing I, a Delaware business trust (the "Issuer").

     WHEREAS, pursuant to an Amended and Restated Declaration of Trust (the "Declaration"), dated as of August 1, 1995 among the Trustees of the Issuer named therein, the Guarantor as Sponsor and the holders from time to time of undivided beneficial interests in the assets of the Issuer, the Issuer is issuing on the date hereof $1.005 million aggregate stated liquidation amount of Common Securities designated the 8 1/8% Trust Common Capital Securities.

     WHEREAS, as incentive for the Holders to purchase the Common Securities, the Guarantor desires to irrevocably and unconditionally to agree, to the extent set forth in this Guarantee Agreement, to pay to the Holders of the Common Securities the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein.

     WHEREAS, the Guarantor is also executing and delivering a guarantee agreement in substantially identical terms to this Guarantee Agreement for the benefit of the holders of the Preferred Securities (the "Preferred Securities Guarantee") except that if an Event of Default (as defined in the Indenture (as defined herein)), has occurred and is continuing, the rights of Holders of the Common Securities to receive Guarantee Payments under this Guarantee Agreement are subordinated to the rights of holders of Preferred Securities to receive Guarantee Payments under the Preferred Securities Guarantee Agreement.

     NOW, THEREFORE, in consideration of the purchase by each Holder of Common Securities, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Holders.

                                    ARTICLE I

     In this Guarantee Agreement, unless the context otherwise requires, the terms set forth below shall have the following meanings. Terms defined in the Declaration as at the date of execution of this Guarantee Agreement have the same meaning when used in this Guarantee Agreement unless otherwise defined in this Guarantee Agreement. The singular includes the plural and vice versa.

     "Guarantee Payments" shall mean the following payments or distributions, without duplication, with respect to the Common Securities, to the extent not paid or made by the Issuer:


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(i) any accrued and unpaid Distributions that are required to be paid on such
Common Securities to the extent the Issuer has funds legally available therefor,
(ii) the redemption price, including all accrued and unpaid Distributions to the date of redemption (the "Redemption Price") to the extent the Issuer has funds legally available therefor, with respect to any Common Securities called for redemption by the Issuer, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Issuer (other than in connection with the distribution of Debentures to the Holders in exchange for Common Securities as provided in the Declaration), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid Distributions on the Common Securities to the date of payment, and (b) the amount of assets of the Issuer remaining available for distribution to Holders in liquidation of the Issuer (in either case, the "Liquidation Distribution"). If an event of default under the Indenture has occurred and is continuing, the rights of Holders of the Common Securities to receive Guarantee Payments under this Guarantee Agreement are subordinated to the rights of holders of Preferred Securities to receive Guarantee Payments under the Preferred Securities Guarantee Agreement.

     "Holder" shall mean any holder, as registered on the books and records of the Issuer of any Common Securities; provided, however, that in determining whether the holders of the requisite percentage of Common Securities have given any request, notice, consent or waiver hereunder, "Holder" shall not include the Guarantor or any Affiliate of the Guarantor.


                                   ARTICLE II


     SECTION 2.1. The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (without duplication of amounts theretofore paid by the Issuer), as and when due, regardless of any defense, right of set-off or counterclaim which the Issuer may have or assert. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer to pay such amounts to the Holders.

     SECTION 2.2. The Guarantee hereby waives notice of acceptance of this Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Issuer or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

     SECTION 2.3. The obligations, covenants, agreements and duties of the Guarantor under this Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:


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          (a)  the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Common Securities to be performed or observed by the Issuer;

          (b) the extension of time for the payment by the Issuer of all or any portion of the Distributions, Redemption price, Liquidation Distribution or any other sums payable under the terms of the Common Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Common Securities (other than an extension of time for payment of Distributions, Redemption Price, Liquidation Distribution or other sum payable that results from the extension of any interest payment period on the Debentures or any extension of the maturity date of the Debentures permitted by the Indenture);

          (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Common Securities, or any action on the part of the Issuer granting indulgence or extension of any kind;

          (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

          (e)  any invalidity of, or defect or deficiency in the Common
     Securities;

          (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

          (g) any other circumstance whatever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 2.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

     SECTION 2.4. The Guarantor expressly acknowledges that any Holder of Common Securities may institute a legal proceeding directly against the Guarantor to enforce its rights under this Guarantee Agreement, without first instituting a legal proceeding against the Issuer or any other Person.

     SECTION 2.5. This Guarantee Agreement creates a guarantee of payment and not of collection.


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     SECTION 2.6.  The Guarantor shall be subrogated to all (if any) rights of the Holders of Common Securities against the Issuer in respect of any amounts paid to such Holders by the Guarantor under this Guarantee Agreement; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any right which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Guarantee Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

     SECTION 2.7. The Guarantor acknowledges that its obligation hereunder are independent of the obligations of the Issuer with respect to the Common Securities and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections
(a) through (g), inclusive, of Section 2.3 hereof.

                                   ARTICLE III

     SECTION 3.1. So long as any Common Securities remain outstanding, if (i) the Guarantor shall be in default with respect to its Guarantee Payments or other obligations hereunder, (ii) there shall have occurred any Event of Default under the Declaration or (iii) the Guarantor has given notice of its selection of an Extension Period (as defined in the Indenture) and such period or any extension thereof, is continuing, then, in each case (a) the Guarantor shall not declare or pay any dividend on, or make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock and (b) the Guarantor shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Guarantor which rank pari passu with or junior to the Debentures; provided that the restriction set forth in paragraph (a) of this
Section 3.1 does not apply in respect of any stock dividends paid by the Guarantor or any of its subsidiaries, where the dividend stock is the same stock as that on which the dividend is being paid.

     SECTION 3.2. This Guarantee Agreement will constitute an unsecured obligation of the Guarantor and will rank (i) subordinate and junior in right of payment to all other liabilities of the guarantor, including the Debenture, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Guarantor and with any guarantee now or hereafter entered into by the Guarantor in respect of any preferred or preference stock of any Affiliate of the Guarantor, and (iii) senior to the Guarantor's common stock.


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                                   ARTICLE IV

     SECTION 4.1. This Guarantee Agreement shall terminate upon (i) full payment of the Redemption Price of all Securities, (ii) the distribution of the Debentures to the Holders of all of the Common Securities or (iii) full payment of the amounts payable in accordance with the Declaration upon liquidation of the Issuer. Notwithstanding the foregoing, this Guarantee Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any Holder of Common Securities must restore payment of any sums paid under the Common Securities or under this Common Securities Guarantee.

                                    ARTICLE V

     SECTION 5.1. All guarantees and agreements contained in this Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Common Securities then outstanding.

     SECTION 5.2. Except with respect to any changes which do not adversely affect the rights of Holders (in which case no consent of Holders will be required), this Guarantee Agreement may only be amended with the prior approval of the Holders of at least 66-2/3% in liquidation amount of all the outstanding Common Securities. The provisions of Section 12.2 of the Declaration with respect to meetings of Holders of the Securities apply to the giving of such approval.

     SECTION 5.3. All notices provided for in this Guarantee Agreement shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by registered or certified mail, as follows:

     (a) if given to the Issuer, in care of the Regular Trustees at the Issuer's mailing address set forth below (or such other address as the Issuer may give notice of to the Holders of the Common Securities):

          NWPS Capital Financing I
          c/o Northwestern Public Service Company
          33 Third Street, S.E.
          Huron, South Dakota  57350


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     (b)  if given to the Guarantor, at the Guarantor's mailing address set forth below (or such other address as the Guarantor may give notice of to the Holders of the Common Securities):

          Northwestern Public Service Company
          33 Third Street, S.E.
          Huron, South Dakota  57350

     (c) if given to any Holder of Common Securities, at the address set forth on the books and records of the Issuer.

     All such notices shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepared except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which not notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

     SECTION 5.4. This Guarantee Agreement is solely for the benefit of the Holders and is not separately transferable from the Common Securities.

     SECTION 5.5. THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

     THIS GUARANTEE AGREEMENT is executed as of the day and year first above rewritten.

                                   Northwestern Public Service Company


                                   By:  /s/ Richard R. Hylland
                                        ----------------------
                                        Richard R. Hylland
                                        Vice President -
                                        Strategic Development


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